News Release

For more information, contact:

Mike Barger	Nathan Speicher
Corporate Communications	Investor Relations
Phone: +1 210-255-6824	Phone: +1 210-255-6027
Email: mike.barger@acelity.com	Email: nathan.speicher@acelity.com

KCI, LifeCell and Systagenix Combine to
Form One Company and Rebrand as Acelity
Acelity is Industry Leading Medical Technology Company with $2 Billion in Revenue

SAN ANTONIO, Sept. 3, 2014 - Centaur Guernsey L.P. Inc. (Centaur) announced today the launch of Acelity, effectively rebranding itself and its subsidiaries Kinetic Concepts, Inc. (KCI), LifeCell Corporation (LifeCell) and Systagenix Wound Management, Limited (Systagenix).

“Coming together as a united company enables us to deliver on our vision of restoring people’s lives with a portfolio of complementary healing solutions. The combined knowledge of our team and global footprint allow us to continue advancing standards of patient care,” said Joe Woody, president & CEO, Acelity. “We are committed to our mission of developing a portfolio of solutions that speed healing, reduce complications and lead the industry in quality, safety and customer experience.”

As a leading global medical technology company, Acelity is focused on developing products and therapies that improve clinical outcomes while helping reduce the overall cost of patient care. Acelity generates approximately $2 billion in annual revenue and delivers industry-leading margins founded on its leadership positions in Advanced Wound Therapeutics and Regenerative Medicine. Acelity markets its products in more than 75 countries around the world. The Acelity portfolio includes well-known brands, such as V.A.C.® Therapy, AlloDerm® Regenerative Tissue Matrix, Strattice™ Reconstructive Tissue Matrix and PROMOGRAN® collagen wound dressings.

Acelity is the global leader in negative pressure wound therapy, the number one provider of tissue matrices used for breast reconstruction and hernia repair and the market leader in collagen wound dressings. The company is poised for success as a geographically diversified, multi-platform company with world-class wound care and biologics franchises.

The company consists of two business segments, Advanced Wound Therapeutics and Regenerative Medicine, and a separate commercial unit focused on driving emerging markets growth for both business segments.

The Acelity Advanced Wound Therapeutics business segment is focused on the development and commercialization of innovative healing solutions, including negative pressure wound therapy, negative pressure surgical management and epidermal harvesting. The segment’s healing solutions work across the wound care continuum in both the hospital and community settings, specializing in advanced devices and advanced wound dressings.

The Acelity Regenerative Medicine business segment is focused on the development and commercialization of regenerative and reconstructive acellular tissue matrices for use in general and reconstructive surgical procedures to repair soft tissue defects, as well as autologous fat grafting solutions.

Our growth strategy is focused on four areas of activity: growing volumes in existing developed markets, diversifying the business through acquisitions that increase our market presence, expanding our product and therapy offerings in emerging markets and building on a rich history of customer-focused innovation by pioneering new healing solutions that transform current standards of patient care.

“As Acelity, we want to be known worldwide for our ability to help heal wounds through solutions that address the critical unmet needs of clinicians, restore the well-being of their patients and help reduce the overall cost of patient care around the world,” said Woody.

Centaur has changed its name to Acelity L.P. Inc. The KCI, LifeCell and Systagenix subsidiaries will continue to exist as legal entities and will each operate as Acelity companies.

About Acelity
Acelity is a global wound care and regenerative medicine company created by uniting the strengths of three companies, Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management, Limited. We are committed to advancing the science of healing and restoring people’s lives. Available in more than 75 countries, the innovative and complementary Acelity product portfolio delivers value through solutions that speed healing and lead the industry in quality, safety and customer experience. Headquartered in San Antonio, Texas, Acelity employs more than 5,500 people around the world. We believe in enabling better futures for everyone. Please visit acelity.com.